Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2011, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (“BNY Mellon”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010. The aforementioned report with respect to the consolidated financial statements of BNY Mellon refers to changes, in 2010, in BNY Mellon’s methods of accounting related to the consolidation of variable interest entities and, in 2009, to changes in BNY Mellon’s accounting for other-than-temporary impairments.

/s/ KPMG LLP

New York, New York

May 19, 2011